Exhibit 10.1

MACK-CALI REALTY CORPORATION

RESTRICTED SHARE AWARD AGREEMENT

ANTHONY KRUG

AGREEMENT EVIDENCING THE GRANT
OF A RESTRICTED SHARE AWARD PURSUANT
TO THE 2013 INCENTIVE STOCK PLAN
OF MACK-CALI REALTY CORPORATION

Agreement ("Agreement") effective as of March 19, 2014, ("Grant Date") by and between Mack-Cali Realty Corporation (the "Company") and Anthony Krug ("Recipient").

Whereas, pursuant to the 2013 Incentive Stock Plan of Mack-Cali Realty Corporation (the "Plan"), the Company hereby awards shares (hereinafter, "Restricted Share Award") of the Company's common stock, par value $.01 per share ("Common Stock"), to the Recipient subject to such terms, conditions, and restrictions as set forth in the Plan and this Agreement;

Now, Therefore, the parties hereto hereby agree as follows:

1.           Award of Shares of Restricted Stock.
Pursuant to the Plan, the Committee hereby awards to the Recipient, effective as of the Grant Date, a Restricted Share Award representing the conditional receipt of 4,684 shares of Common Stock ("Restricted Shares") at no out-of-pocket cost to the Recipient subject to the terms, conditions and restrictions set forth herein. Capitalized terms not otherwise defined in this Agreement shall be as defined in the Plan.

2.           Award Restrictions.

(a)           General Rules.  Ownership of Restricted Shares shall not vest in the Recipient, and shall be subject to forfeiture until the conditions of Section 2(b) and (c) are fully satisfied.  For purposes of this Agreement, the following concepts shall be defined as follows: (i) the lapse of restrictions on the Recipient's rights with respect to the Restricted Shares granted hereunder shall be referred to as "Vesting";  (ii) the period between the Grant Date and the date of Vesting shall be referred to as the "Vesting Period"; and (iii) the date Vesting occurs shall be referred to as the "Vesting Date."

(b)           Vesting.  An aggregate of 4,684 Restricted Shares may vest in the Recipient and shall vest and be earned on January 15, 2017.

(c)           Employment Requirement.  The Recipient must be employed by the Company or its Subsidiaries on the Vesting Date to vest in the Restricted Shares.  Any Restricted Shares not vested upon cessation of employment shall be forfeited and returned to the Company.

(d)           Lapse of Restrictions.  Upon the Vesting of Restricted Shares, the Recipient shall own the shares free and clear of all restrictions imposed by this Agreement and the Recipient shall be free to hold or dispose of such shares in her discretion, subject to applicable federal and state law or regulations.

(e)           Prohibition Against Assignment.  During the Vesting Period, the Restricted Shares may not be transferred or encumbered by the Recipient by means of sale, assignment, mortgage, transfer, exchange, pledge, or otherwise.  The levy of any execution, attachment, or similar process upon the Restricted Shares shall be null and void.

3.           Stock Certificates.

(a)           Certificates. The Restricted Shares shall be evidenced by one or more stock certificates registered in the name of the Recipient or a nominee or nominees therefor (the "Share Certificates"), and which shall bear such restrictive legend or legends (if any) as the Company may deem necessary or desirable under any applicable law.

(b)           Stock Powers.  The Recipient shall execute and deliver to the designee of the Company (the "Designee") one or more stock powers corresponding to the Share Certificates designating the Company as the transferee of an unspecified number of Restricted Shares, which stock powers may be completed by the Designee as specified herein.  The Recipient and the Company each waive the requirement that the signature of the Recipient on the stock powers be guaranteed.  Upon receipt of a copy of this Agreement and the stock powers, each signed by the Recipient, the Designee shall promptly notify the proper officers of the Company and the Share Certificates and stock powers shall be held by the Company in accordance with the terms of this Agreement.

(c)           Effect of Vesting.  Upon Vesting, the Company shall cause to be delivered to the Recipient (i) a certificate for the Restricted Shares, free and clear of restrictive legends, and (ii) any stock powers signed hereunder by the Recipient remaining in its possession related to the Restricted Shares.  In the event that the Recipient dies after the Vesting Date but before delivery of the certificate for the vested Restricted Shares, such certificate shall be delivered to, and registered in the name of, the Recipient's beneficiary or estate, as the case may be.

(d)           Rights of Stockholder.  Except as otherwise provided in Section 2 and this Section 3, during the Vesting Period and after the certificates for the Restricted Shares have been issued, the Recipient shall be entitled to all rights of a stockholder of the Company, including the right to vote and the right to receive dividends, with respect to the Restricted Shares subject to this Agreement and not previously forfeited as specified herein.  Subject to applicable withholding requirements, if any, dividends on such Restricted Shares shall be paid to the Recipient when earned and payable.

(e)           Power of Designee.  The Designee is hereby authorized by the Recipient to utilize the stock power delivered by the Recipient to transfer all forfeited Restricted Shares to the Company upon receipt of instructions from a duly authorized representative of the Company.

4.           Confidential Information.

(a)           Recipient understands and acknowledges that during his/her employment with the Company, he/she will be exposed to Confidential Information (as defined below), all of which is proprietary and which will rightfully belong to the Company.  Recipient shall hold in a fiduciary capacity for the benefit of the Company such Confidential Information obtained by Recipient during his/her employment with the Company and shall not, directly or indirectly, at any time, either during or after his/her employment with the Company, without the Company's prior written consent, use any of such Confidential Information or disclose any of such Confidential Information to any individual or entity other than the Company or its employees, attorneys, accountants, financial advisors, consultants, or investment bankers except as required in the performance of his/her duties for the Company or as otherwise required by law.  Recipient shall take all reasonable steps to safeguard such Confidential Information and to protect such Confidential Information against disclosure, misuse, loss or theft.

(b)           The term "Confidential Information" shall mean any information not generally known in the relevant trade or industry or otherwise not generally available to the public, which was obtained from the Company or its predecessors or which was learned, discovered, developed, conceived, originated or prepared during or as a result of the performance of any services by Recipient on behalf of the Company or its predecessors.  For purposes of this Paragraph 4, the Company shall be deemed to include any entity which is controlled, directly or indirectly, by the Company and any entity of which a majority of the economic interest is owned, directly or indirectly, by the Company.

(c)           Except for such items which are of a personal nature to Recipient (e.g., daily business planner), all writings, records, and other documents and things containing any Confidential Information shall be the exclusive property of the Company, shall not be copied, summarized, extracted from, or removed from the premises of the Company, except in pursuit of the business of the Company and at the direction of the Company, and shall be delivered to the Company, without retaining any copies, upon the termination of Recipient's employment or at any time as requested by the Company.

(d)           The parties hereto agree that the Company would suffer irreparable harm from a breach by Recipient of any of the covenants or agreements contained in this Paragraph 4.  Therefore, in the event of the actual or threatened breach by Recipient of any of the provisions of this Paragraph 4, the Company may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violation of the provisions thereof.

5.           Withholding.

In connection with the delivery of any stock certificates, or the making of any payment in accordance with the provisions of this Agreement, the Company shall be entitled to withhold Restricted Shares or cash amounts (for fractional Restricted Shares) equal to the taxes then required by applicable federal, state and local law to be so withheld.

6.           Adjustments for Capital Changes.

In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, or other increase or decrease in such shares effected without receipt or payment of consideration by the Company, a duly authorized representative of the Company shall adjust the number of Restricted Shares granted pursuant to the Plan and this Agreement to prevent dilution or enlargement of the rights granted to the Recipient.

7.           No Right to Continued Employment.

Nothing in this Agreement shall confer on the Recipient any right to continue as an employee of the Company or in any way affect the Company's or any Subsidiary's right to terminate the Recipient's employment at any time.

8.           Section 409A.

This Agreement is not intended to provide for an elective deferral of compensation that would be subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Company reserves the right to unilaterally amend or modify this Agreement to ensure that the award does not become subject to the requirements of Section 409A thereof.

9.           Notice.
Any notice to the Company hereunder shall be in writing addressed to:
Mack-Cali Realty Corporation
343 Thornall Street
Edison, New Jersey 08837

Attn:       Mitchell E. Hersh
President and Chief Executive Officer

and

Gary T. Wagner, Esq.
Acting Chief Legal Officer

Any notice to the Recipient hereunder shall be in writing addressed to:

Mr. Anthony Krug
(at the address set forth in the Company records)

or such other address as the Recipient shall notify the Company in writing.

10.           Entire Agreement.

This Agreement contains the entire understanding of the parties and shall not be modified or amended except in writing and duly signed by each of the parties hereto.  No waiver by either party of any default under this Agreement shall be deemed a waiver of any later default thereof.

11.           Construction.

The various provisions of this Agreement are severable in their entirety.  Any determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.

12.           Governing Law.

This Agreement shall be governed by the laws of the State of New Jersey applicable to contracts made, and to be enforced, within the State of New Jersey.

13.           Successors.

This Agreement shall be binding upon and inure to the benefit of the successors, assigns and heirs of the respective parties.

In Witness Whereof, the parties hereto have executed this Agreement to be effective on the date first above written.

Mack-Cali Realty Corporation

By:          /s/ Mitchell E. Hersh
Mitchell E. Hersh
President and Chief Executive Officer

Recipient

/s/ Anthony Krug
Anthony Krug